Exhibit 99.1

Contact:	Investors: David Garfinkle - Chief Financial Officer - (615) 263-3008 Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

RAISES 2025 FULL YEAR GUIDANCE

INCREASING DEMAND DRIVES STRONG FINANCIAL PERFORMANCE

BRENTWOOD, Tenn. – August 6, 2025 – CoreCivic, Inc. (NYSE: CXW) (CoreCivic or the Company) announced today its second quarter 2025 financial results.

Financial Highlights – Second Quarter 2025

•	Total revenue of $538.2 million, up 9.8% from the prior year quarter

•	Net income of $38.5 million, up 103.4% from the prior year quarter

•	Diluted earnings per share of $0.35, up 105.9% from the prior year quarter

•	Adjusted diluted earnings per share of $0.36, up 80.0% from the prior year quarter

•	Normalized FFO per diluted share of $0.59, up 40.5% from the prior year quarter

•	Adjusted EBITDA of $103.3 million, up 23.2% from the prior year quarter

•	Repurchased 2.0 million shares of our common stock at an aggregate cost of $43.2 million

Damon T. Hininger, CoreCivic’s Chief Executive Officer, commented, “Increasing demand for the solutions we provide, particularly from U.S. Immigration and Customs Enforcement (ICE), contributed to a strong second quarter, as nationwide detention populations under ICE custody reached an all-time high. We expect the substantial increase in government funding approved during July to result in further increases in the utilization of our existing capacity. Based on the strength of our second quarter financial results and outlook for our business during the second half of 2025, we are increasing our 2025 financial guidance.”

Hininger continued, “We continued to deploy capital in ways that we believe add shareholder value. During the second quarter, we repurchased 2.0 million shares of our common stock at an aggregate cost of $43.2 million. At the beginning of the third quarter, we completed the acquisition of the Farmville Detention Center in Virginia for $67 million at an attractive return.”

Patrick Swindle, CoreCivic’s President and Chief Operating Officer, remarked, “We made substantial progress in re-activating three previously idled facilities during the second quarter, and our activation teams are preparing for additional contracting activity. ICE has been deliberate in increasing detention utilization under existing contracts while also executing new contracts at previously idled facilities. We expect to begin receiving detainees at our California City Immigration Processing Center in the near term, we are in advanced negotiations to activate a fourth idle facility, and we continue discussions to activate additional idle facilities. During the third quarter we also began integrating operations at the Farmville Detention Center, where we provide transportation, care, and civil detention services to adult male noncitizens under ICE custody. Along with the acquisition of the facility, we welcomed approximately 200 employees to our team.”

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Second Quarter 2025 Financial Results

Second Quarter 2025 Financial Results Compared With Second Quarter 2024

Net income in the second quarter of 2025 was $38.5 million, or $0.35 per diluted share, compared with net income in the second quarter of 2024 of $19.0 million, or $0.17 per diluted share (Diluted EPS). Adjusted for special items, Adjusted Net Income for the second quarter of 2025 was $39.7 million, or $0.36 per diluted share (Adjusted Diluted EPS), compared with Adjusted Net Income of $21.8 million, or $0.20 per diluted share, in the prior year quarter. Special items in the second quarter of 2025 included charges of $1.5 million associated with the acquisition of the Farmville Detention Center, included in general and administrative expenses in our consolidated statement of operations. Special items in the prior year quarter included $4.1 million of expenses associated with debt repayments and refinancing transactions. Special items are presented in detail in the calculation of Adjusted Net Income and Adjusted Diluted EPS in the Supplemental Financial Information following the financial statements presented herein.

The increase in Diluted EPS and Adjusted Diluted EPS compared with the prior year quarter resulted from higher federal and state populations as well as higher average per diem rates across much of our portfolio, combined with the recognition of employee retention credits (ERCs) available under the Coronavirus Aid, Relief and Economic Security Act amounting to $0.08 per share. These increases were net of the financial impact of the termination of our contract with ICE at the Dilley Immigration Processing Center effective August 9, 2024. However, we began re-activating the Dilley facility during March 2025. The agreement governing the reactivation provides for a fixed monthly payment from ICE in accordance with a graduated schedule to correlate with the activation of each neighborhood within the facility. The Dilley facility accounted for a $0.07 per share reduction compared with the second quarter of 2024.

We cared for an average daily residential population of 54,026 during the second quarter of 2025 in our Safety and Community segments compared with 51,541 during the second quarter of 2024. Average occupancy during the second quarter of 2025 was 76.8% in our Safety and Community segments, compared with 74.3% during the second quarter of 2024, even after reflecting the activation and transfer of our 2,560-bed California City Immigration Processing Center from the Properties segment to the Safety segment effective April 1, 2025, when we entered into a Letter Contract with ICE to reactive operations at the facility. The California City facility was previously in our Properties segment because it was leased to the California Department of Corrections and Rehabilitation until the lease expired March 31, 2024. We expect to begin receiving detainees from ICE at the California City facility in the near term under terms of the Letter Contract.

During the second quarter of 2025, revenue from ICE, our largest government partner, was $176.9 million compared to $151.0 million during the second quarter of 2024, an increase of 17.2%, including the termination of our ICE contract at the Dilley facility effective August 9, 2024, partially offset by its reactivation effective April 1, 2025. The termination and reactivation accounted for a net reduction in revenue of $12.8 million. Revenue from state customers increased 5.2% compared with the prior year quarter, with increases across many of our government customers. New contracts with the state of Montana executed in August 2024 and January 2025 accounted for the largest increase in revenue from state customers. Further, revenue from the U.S. Marshals Service, our second largest government customer, increased 2.7% from the prior year quarter.

Second Quarter 2025 Financial Results

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2025 was $101.8 million, compared with $79.8 million in the second quarter of 2024. Adjusted EBITDA, which excludes special items, was $103.3 million in the second quarter of 2025, compared with $83.9 million in the second quarter of 2024. The increases in EBITDA and Adjusted EBITDA from the prior year quarter were primarily attributable to higher residential populations in our portfolio, net of reductions for the contract termination at the Dilley facility and the expiration of the lease with the CDCR at the California City facility. The increases in EBITDA and Adjusted EBITDA also included $8.3 million of ERCs recognized during the second quarter of 2025, and $3.2 million of interest collected on the ERCs.

Funds From Operations (FFO) for the second quarter of 2025 was $63.5 million, or $0.58 per share, compared with $43.8 million, or $0.39 per share, in the second quarter of 2024. Normalized FFO, which excludes special items, was $64.6 million, or $0.59 per diluted share, in the second quarter of 2025, compared with $46.6 million, or $0.42 per share, in the second quarter of 2024. Normalized FFO was impacted by the same factors that affected Adjusted EBITDA, further improved by a reduction in gross interest expense that is not reflected in Adjusted EBITDA. The reduction in gross interest expense resulted from a decrease in our average outstanding debt balance combined with a decrease in the interest rates associated with our variable rate debt. Per share amounts were also favorably impacted by a 2.1% reduction in weighted average shares outstanding compared with the prior year quarter resulting from repurchases we made under our share repurchase program.

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and the note following the financial statements herein for further discussion and reconciliations of these measures to net income, the most directly comparable GAAP measure.

Capital Strategy

Share Repurchases. Our Board of Directors (BOD) previously approved a share repurchase program authorizing the Company to repurchase up to $350.0 million of our common stock. On May 15, 2025, the BOD authorized an increase to the share repurchase program by which we may purchase up to an additional $150.0 million in shares of our outstanding common stock, increasing the total aggregate authorization to up to $500.0 million. During the six months ended June 30, 2025, we repurchased 3.9 million shares of common stock under the share repurchase program at an aggregate cost of $81.0 million, or $20.52 per share, excluding costs associated with the share repurchase program, including 2.0 million shares at an aggregate cost of $43.2 million during the second quarter of 2025. Since the share repurchase program was authorized in May 2022, through June 30, 2025, we have repurchased a total of 18.5 million shares of our common stock at an aggregate cost of $262.1 million, or $14.19 per share, excluding fees, commissions and other costs related to the repurchases.

As of June 30, 2025, we had $237.9 million of repurchase authorization available under the share repurchase program. Additional repurchases of common stock will be made in accordance with applicable securities laws and may be made at management’s discretion within parameters set by the BOD from time to time in the open market, through privately negotiated transactions, or otherwise. The share repurchase program has no time limit and does not obligate us to purchase any particular amount of our common stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by our BOD in its discretion at any time.

Second Quarter 2025 Financial Results

Acquisition of Farmville Detention Center. On July 1, 2025, we completed the acquisition of the Farmville Detention Center, a 736-bed facility constructed in 2010 and located in Farmville, Virginia. The transaction was consummated through the acquisition of 100% of the membership interests in entities that own and operate the facility, as well as the acquisition of certain assets utilized in the operation of the business. Farmville Detention Center provides transportation, care, and civil detention services to adult male noncitizens through an Intergovernmental Service Agreement (IGSA) between Prince Edward County, Virginia and ICE, which expires in March 2029. The total purchase price, amounting to $67.0 million, was funded with cash on hand and borrowing capacity under our revolving bank credit facility. We expect annual incremental revenue of approximately $40.0 million resulting from this acquisition.

Business Development Updates

Activation of the Dilley Immigration Processing Center. On March 5, 2025, we announced that we had agreed under an amendment to an IGSA to resume operations and care for up to 2,400 individuals at the 2,400-bed Dilley Immigration Processing Center in Dilley, Texas. We began receiving residents at this facility during the second quarter of 2025. By the end of the second quarter of 2025, three of the five neighborhoods at the facility were operational. We currently expect all five neighborhoods at the facility to be fully operational on schedule by the end of the third quarter of 2025, when we expect to generate the full fixed monthly payment for the facility.

Intake Process Expected to Begin at the California City Immigration Processing Center. Effective April 1, 2025, we entered into a Letter Contract with ICE to begin activation efforts at our 2,560-bed California City Immigration Processing Center. The Letter Contract authorizes initial funding up to $10.0 million with maximum funding up to $31.2 million for a six-month period to help cover our start-up expenses while we work to negotiate and execute a long-term contract. We expect to begin receiving detainees from ICE at the California City facility in the near term under terms of the Letter Contract.

Midwest Regional Reception Center. Effective March 7, 2025, we entered into a Letter Contract with ICE to begin activation efforts at our 1,033-bed Midwest Regional Reception Center. The Letter Contract authorizes initial funding up to $5.0 million with maximum funding up to $22.6 million for a six-month period to help cover our start-up expenses while we work to negotiate and execute a long-term contract. The intake process has been delayed by a lawsuit filed by the City of Leavenworth alleging that a Special Use Permit (SUP) is required to operate the facility. A state court granted a temporary restraining order barring us from housing detainees at the facility without first obtaining an SUP. We have filed an appeal in the state court on the basis that the SUP is not applicable under existing statute. We believe ICE remains intent on using this facility.

Second Quarter 2025 Financial Results

2025 Financial Guidance

Based on current business conditions, we are providing the following updated financial guidance for the full year 2025:

	Revised Guidance Full Year 2025	Prior Guidance Full Year 2025
➣ Net income	$116.4 million to $124.4 million	$91.3 million to $101.3 million
➣ Adjusted Net Income	$115.5 million to $123.5 million	$91.3 million to $101.3 million
➣ Diluted EPS	$1.08 to $1.15	$0.83 to $0.92
➣ Adjusted Diluted EPS	$1.07 to $1.14	$0.83 to $0.92
➣ FFO per diluted share	$1.98 to $2.06	$1.72 to $1.82
➣ Normalized FFO per diluted share	$1.99 to $2.07	$1.72 to $1.82
➣ EBITDA	$366.3 million to $372.3 million	$331.0 million to $339.0 million
➣ Adjusted EBITDA	$365.0 million to $371.0 million	$331.0 million to $339.0 million

Compared with our prior 2025 annual guidance provided on May 7, 2025, our revised 2025 guidance reflects the favorable results for the second quarter, updated occupancy projections consistent with current trends, the acquisition of the Farmville Detention Center, as well as our assumptions for the reactivation of the California City Immigration Processing Center based on the expectation of receiving detainee populations during the third quarter of 2025.

Consistent with our past practice, our guidance does not include the impact of any new contract awards not previously announced. However, we may continue to execute new contracts during the balance of 2025, and may revise guidance throughout the year if and when new contracts are signed. Although we can provide no assurance, based on significant funding levels for detention capacity that will be available under the One Big Beautiful Bill Act, modified immigration policies of the current administration, as well as newly enacted legislation pertaining to illegal immigrants requiring the utilization of detention for certain criminal violations, we expect new contracts to require the activation of more of our idle facilities. The activation of an idle facility generally requires four to six months to hire, train, and prepare the facility to accept residential populations, which, depending on contract structure, could result in additional expenses before we are able to realize additional revenue. To the extent any new contract requires the activation of an idle facility before we begin to recognize revenue, our guidance could be negatively impacted by start-up expenses until the revenue we generate offsets these expenses. Due to activation timing, full year benefits from idle facility activations are likely to be more impactful to 2026 results.

During 2025, we expect to invest $29.0 million to $31.0 million in maintenance capital expenditures on real estate assets, $31.0 million to $34.0 million for maintenance capital expenditures on other assets and information technology, and $9.0 million to $10.0 million for other capital investments. Although our guidance does not include any new contract awards beyond those previously announced, we also expect to incur approximately $70.0 million to $75.0 million of capital expenditures associated with previously idled facilities we are activating and for additional potential facility activations, in order to prepare these facilities to quickly accept residential populations if opportunities arise, as well as to provide transportation services.

Second Quarter 2025 Financial Results

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the second quarter of 2025. Interested parties may access this information at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation and disclaim any duties to update any information disclosed in this report.

Management may meet with investors from time to time during the third quarter of 2025. Written materials used in the investor presentations will also be available on our website beginning on or about August 29, 2025. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Conference Call, Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on Thursday, August 7, 2025, which will be accessible through the Company’s website at www.corecivic.com under the “Events & Presentations” section of the “Investors” page. To participate via telephone and join the call live, please register in advance here https://register-conf.media-server.com/register/BI826b7187965c436ca353a3af4a956fed. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest operators of such facilities in the United States. We have been a flexible and dependable partner for government for more than 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional

Second Quarter 2025 Financial Results

and detention facilities by the federal government as a consequence of presidential executive orders, and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) our ability to activate idle facilities in a timely manner in order to meet the expected growth in demand for our facilities and services from the federal government that may occur as a result of changes in policies and actions of the current presidential administration, and to realize projected returns resulting therefrom; (v) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (vi) fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations; inflation and other increases in costs of operations, including a rise in labor costs; fluctuations in interest rates and risks of operations; (vii) government budget uncertainty, the impact of the debt ceiling and the potential for government shutdowns and changing budget priorities; (viii) our ability to successfully identify and consummate future development and acquisition opportunities and realize projected returns resulting therefrom; and (ix) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

We take no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services, except as may be required by law.

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Second Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	June 30,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$130,524	$107,487
Restricted cash	12,427	14,623
Accounts receivable, net of credit loss reserve of $4,316 and $4,471, respectively	300,439	288,738
Prepaid expenses and other current assets	40,255	38,970
Assets held for sale	3,766	—

Total current assets	487,411	449,818
Real estate and related assets:
Property and equipment, net of accumulated depreciation of $1,952,722 and $1,905,508, respectively	2,060,739	2,060,024
Other real estate assets	186,588	193,105
Goodwill	4,844	4,844
Other assets	332,075	224,100

Total assets	$3,071,657	$2,931,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$290,071	$273,724
Current portion of long-term debt	13,884	12,073

Total current liabilities	303,955	285,797
Long-term debt, net	1,006,584	973,073
Deferred revenue	10,898	12,399
Non-current deferred tax liabilities	92,711	89,207
Other liabilities	179,977	78,064

Total liabilities	1,594,125	1,438,540

Commitments and contingencies
Preferred stock – $0.01 par value; 50,000 shares authorized; none issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock – $0.01 par value; 300,000 shares authorized; 107,311 and 109,861 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	1,073	1,099
Additional paid-in capital	1,652,782	1,732,231
Accumulated deficit	(176,323)	(239,979)

Total stockholders’ equity	1,477,532	1,493,351

Total liabilities and stockholders’ equity	$3,071,657	$2,931,891

Second Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
REVENUE:
Safety	$503,339	$455,373	$957,523	$913,119
Community	30,134	30,302	59,842	60,202
Properties	4,692	4,416	9,334	17,455
Other	—	18	93	19

	538,165	490,109	1,026,792	990,795

EXPENSES:
Operating:
Safety	372,653	348,121	720,636	698,219
Community	23,528	24,134	47,141	48,278
Properties	2,143	3,462	5,266	7,297
Other	18	18	36	44

Total operating expenses	398,342	375,735	773,079	753,838
General and administrative	43,882	33,910	79,898	70,375
Depreciation and amortization	31,108	32,145	61,626	63,875

	473,332	441,790	914,603	888,088

OTHER INCOME (EXPENSE):
Interest expense, net	(12,539)	(17,110)	(27,770)	(35,723)
Expenses associated with debt repayments and refinancing transactions	—	(4,074)	—	(31,316)
Gain on sale of real estate assets, net	—	—	—	568
Other income (expense)	(35)	444	(70)	386

INCOME BEFORE INCOME TAXES	52,259	27,579	84,349	36,622
Income tax expense	(13,716)	(8,625)	(20,693)	(8,125)

NET INCOME	$38,543	$18,954	$63,656	$28,497

BASIC EARNINGS PER SHARE	$0.35	$0.17	$0.58	$0.26

DILUTED EARNINGS PER SHARE	$0.35	$0.17	$0.58	$0.25

Second Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$38,543	$18,954	$63,656	$28,497
Special items:
Expenses associated with debt repayments and refinancing transactions	—	4,074	—	31,316
Expenses associated with mergers and acquisitions	1,538	—	1,538	—
Gain on sale of real estate assets, net	—	—	—	(568)
Income tax benefit for special items	(427)	(1,277)	(427)	(9,635)

Adjusted net income	$39,654	$21,751	$64,767	$49,610

Weighted average common shares outstanding - basic	108,627	110,954	109,056	111,630
Effect of dilutive securities:
Restricted stock-based awards	542	578	756	879

Weighted average shares and assumed conversions - diluted	109,169	111,532	109,812	112,509

Adjusted Diluted EPS	$0.36	$0.20	$0.59	$0.44

Second Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income	$38,543	$18,954	$63,656	$28,497
Depreciation and amortization of real estate assets	24,920	24,843	49,518	49,627
Gain on sale of real estate assets, net	—	—	—	(568)
Income tax expense for special items	—	—	—	178

Funds From Operations	$63,463	$43,797	$113,174	$77,734
Expenses associated with debt repayments and refinancing transactions	—	4,074	—	31,316
Expenses associated with mergers and acquisitions	1,538	—	1,538	—
Income tax benefit for special items	(427)	(1,277)	(427)	(9,813)

Normalized Funds From Operations	$64,574	$46,594	$114,285	$99,237

Funds from Operations Per Diluted Share	$0.58	$0.39	$1.03	$0.69

Normalized Funds From Operations Per Diluted Share	$0.59	$0.42	$1.04	$0.88

Second Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income	$38,543	$18,954	$63,656	$28,497
Interest expense	18,428	20,060	36,809	42,118
Depreciation and amortization	31,108	32,145	61,626	63,875
Income tax expense	13,716	8,625	20,693	8,125

EBITDA	$101,795	$79,784	$182,784	$142,615
Expenses associated with debt repayments and refinancing transactions	—	4,074	—	31,316
Expenses associated with mergers and acquisitions	1,538	—	1,538	—
Gain on sale of real estate assets, net	—	—	—	(568)

Adjusted EBITDA	$103,333	$83,858	$184,322	$173,363

Second Quarter 2025 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

GUIDANCE — CALCULATION OF ADJUSTED NET INCOME, FUNDS FROM OPERATIONS, NORMALIZED FUNDS FROM OPERATIONS, EBITDA AND ADJUSTED EBITDA

	Revised Guidance Range For the Year Ending December 31, 2025
	Low End of Guidance	High End of Guidance
Net income	$116.432	$124.432
Expenses associated with mergers and acquisitions	2,250	2,250
Gain on sale of real estate assets, net	(3,549)	(3,549)
Income tax expense for special items	367	367

Adjusted net income	$115,500	$123,500

Net income	$116,432	$124,432
Depreciation and amortization of real estate assets	99,500	100,500
Gain on sale of real estate assets, net	(3,549)	(3,549)
Income tax expense for special items	993	993

Funds From Operations	$213,376	$222,376
Expenses associated with mergers and acquisitions	2,250	2,250
Income tax benefit for special items	(626)	(626)

Normalized Funds From Operations	$215,000	$224,000

Diluted EPS	$1.08	$1.15

Adjusted Diluted EPS	$1.07	$1.14

FFO per diluted share	$1.98	$2.06

Normalized FFO per diluted share	$1.99	$2.07

Net income	$116,432	$124,432
Interest expense	76,000	75,000
Depreciation and amortization	130,750	130,750
Income tax expense	43,117	42,117

EBITDA	$366,299	$372,299
Expenses associated with mergers and acquisitions	2,250	2,250
Gain on sale of real estate assets, net	(3,549)	(3,549)

Adjusted EBITDA	$365,000	$371,000

Second Quarter 2025 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. The Company believes that it is useful to provide investors, security analysts, and other interested parties disclosures of its results of operations on the same basis that is used by management.

FFO, in particular, is a widely accepted non-GAAP supplemental measure of performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. As a company with extensive real estate holdings, we believe FFO and FFO per share are important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and other real estate operating companies, many of which present FFO and FFO per share when reporting results. EBITDA, Adjusted EBITDA, and FFO are useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. The Company may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. The Company calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt repayments and refinancing transactions, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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